Exhibit 99.1

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On August 27, 2019, the Company and Ebro Foods S.A. (the “Purchaser”) entered into, and consummated the transactions contemplated by, an Agreement relating to the sale and purchase of the Tilda Group Entities and certain other assets (the “Sale and Purchase Agreement”). Under the Sale and Purchase Agreement, the Company sold the entities comprising its Tilda basmati and specialty rice business (the “Tilda Group Entities”) and certain other assets of the Tilda business to the Purchaser for an aggregate price of $342 million in cash, subject to customary post-closing adjustments based on the balance sheets of the Tilda Group Entities (collectively, "Tilda").

The Tilda Group Entities included in the transaction are: (1) Tilda Limited, a company organized under the laws of England and Wales; (2) Tilda Rice Limited, a company organized under the laws of England and Wales; (3) Tilda International DMCC, a company organized under the laws of Dubai, United Arab Emirates; (4) Tilda Hain India Private Limited, a company organized under the laws of India; and (5) Brand Associates Limited, a company organized under the laws of the Isle of Man. The other assets sold in the transaction consist of raw materials, consumables, packaging, and finished and unfinished goods related to the Tilda business held by other Company entities that are not Tilda Group Entities.

The Company used the proceeds from the sale, net of transactions costs, to prepay the entire principal amount of term loans outstanding under our credit facility and to partially pay down its revolving credit facility. The unaudited pro forma consolidated financial statements and accompanying notes reflect the prepayment of outstanding borrowings under our term loan and revolving credit facility that we will make with the net proceeds of the Tilda sale.

The unaudited pro forma consolidated balance sheet at June 30, 2019 is presented as if the sale and related prepayment of long-term debt had occurred on June 30, 2019.  The unaudited pro forma consolidated statements of operations for the fiscal year ended June 30, 2019 are presented as if the Tilda sale and related prepayment of debt had occurred on July 1, 2018.

The unaudited pro forma consolidated financial statements are based on our historical financial statements and information derived from our accounting records regarding Tilda for the periods presented.  The unaudited pro forma consolidated financial information set forth below reflects pro forma adjustments that are based upon available information and certain assumptions that we believe are reasonable.  The unaudited pro forma consolidated financial statements do not purport to represent our results of operations or financial position that would have resulted had the Tilda sale and related prepayment of debt to which pro forma effect is given been consummated as of the dates indicated.  The unaudited pro forma consolidated financial statements set forth below are presented for illustrative purposes only and are not necessarily indicative of the results of operations or financial condition that would have been achieved had the Tilda sale and the related prepayment of debt been completed as of the dates indicated or of the results that may be obtained in the future.

The unaudited pro forma consolidated financial statements and accompanying notes should be read in conjunction with the historical financial statements and the notes thereto for the Company that are included in its Annual Report on Form 10-K for the Year Ended June 30, 2019.

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2019
(In thousands, except par values)

		Pro Forma
	As Reported (1)	Adjustments (2)		Pro Forma
ASSETS
Current assets:
Cash and cash equivalents	$39,526	$(8,508)		$31,018
Accounts receivable, net	236,945	(26,536)		210,409
Inventories	364,887	(71,075)		293,812
Prepaid expenses and other current assets	60,429	(9,040)		51,389
Total current assets	701,787	(115,159)		586,628
Property, plant and equipment, net	328,362	(40,516)		287,846
Goodwill	1,008,979	(133,098)		875,881
Trademarks and other intangible assets, net	465,211	(84,925)		380,286
Investments and joint ventures	18,890	—		18,890
Other assets	59,391	(22,024)		37,367
Total assets	$2,582,620	$(395,722)		$2,186,898
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$238,298	$(18,220)		$220,078
Accrued expenses and other current liabilities	118,940	(3,976)		114,964
Current portion of long-term debt	25,919	(23,687)	(3)	2,232
Total current liabilities	383,157	(45,883)		337,274
Long-term debt, less current portion	613,537	(322,478)	(3)	291,059
Deferred income taxes	51,910	(15,959)	(4)	35,951
Other noncurrent liabilities	14,697	(207)		14,490
Total liabilities	1,063,301	(384,527)		678,774
Commitments and contingencies
Stockholders’ equity:
Preferred stock - $.01 par value, authorized 5,000 shares; issued and outstanding: none	—	—		—
Common stock - $.01 par value, authorized 150,000 shares; issued: 108,833; outstanding: 104,219	1,088	—		1,088
Additional paid-in capital	1,158,257	—		1,158,257
Retained earnings	695,017	(11,195)	(5)	683,822
Accumulated other comprehensive loss	(225,004)	—		(225,004)
	1,629,358	(11,195)		1,618,163
Less: Treasury stock, at cost, 4,614 shares	(110,039)	—		(110,039)
Total stockholders’ equity	1,519,319	(11,195)		1,508,124
Total liabilities and stockholders’ equity	$2,582,620	$(395,722)		$2,186,898
See accompanying notes to unaudited pro forma consolidated financial statements.

THE HAIN CELESTIAL GROUP, INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FISCAL YEAR ENDED JUNE 30, 2019
(In thousands, except per share amounts)

		Pro Forma
	As Reported (6)	Adjustments (7)		Pro Forma
Net sales	$2,302,468	$(197,863)		$2,104,605
Cost of sales	1,857,255	(151,326)		1,705,929
Gross profit	445,213	(46,537)		398,676
Selling, general and administrative expenses	340,949	(26,949)		314,000
Amortization of acquired intangibles	15,294	(2,159)		13,135
Project Terra costs and other	40,107	(53)		40,054
Chief Executive Officer Succession Plan expense, net	30,156	—		30,156
Proceeds from insurance claim	(4,460)	—		(4,460)
Accounting review and remediation costs, net of insurance proceeds	4,334	—		4,334
Long-lived asset and intangibles impairment	33,719	—		33,719
Operating loss	(14,886)	(17,376)		(32,262)
Interest and other financing expense, net	36,078	(14,639)	(8)	21,439
Other expense, net	1,023	—		1,023
Loss from continuing operations before income taxes and equity in net loss of equity-method investees	(51,987)	(2,737)		(54,724)
Benefit for income taxes	(2,697)	(220)	(9)	(2,917)
Equity in net loss of equity-method investees	655	—		655
Net loss from continuing operations	$(49,945)	$(2,517)		$(52,462)

Net loss per common share:
Basic net loss per common share	$(0.48)	$(0.02)		$(0.50)
Diluted net net loss per common share	$(0.48)	$(0.02)		$(0.50)

Shares used in the calculation of net loss income per common share:
Basic	104,076			104,076
Diluted	104,076			104,076
See accompanying notes to unaudited pro forma consolidated financial statements.

Notes to Unaudited Pro Forma Consolidated Balance Sheet

(1) Represents our historical Consolidated Balance Sheet as of June 30, 2019.

(2) Unless otherwise noted represents the historical results directly attributable to Tilda.

(3) Reduction in long-term debt, including current portion of long-term debt, includes prepayment of our term loan and a portion of our revolving credit facility with the net proceeds from the sale, as well as the related write off of debt financing costs.

(4) This adjustment represents the estimated income tax effect of the proforma adjustments. The tax effect of the proforma adjustments was calculated using the historical statutory rates in effect for the period presented. Also included in this amount is an $18.6 million adjustment to deferred tax liabilities in connection with the estimated taxable gain on sale of Tilda.

(5) Includes an adjustment to deferred tax liabilities in connection with the estimated capital gain on sale of $18.6 million, estimated book gain based on June 30, 2019 balances of $10.3 million and write off of debt financing costs of $1.0 million, each not included in the Pro Forma Statement of Operations as they are considered to be nonrecurring.

Notes to Unaudited Pro Forma Consolidated Statement of Operations

(6) Represents our historical Consolidated Statement of Operations as of June 30, 2019.

(7) Unless otherwise noted represents the historical results directly attributable to Tilda.

(8) Adjustment to our historical interest expense to reflect our prepayment of our term loan and revolving credit facility, partially offset by an adjustment to eliminate amortization of deferred finance costs written off in connection with the prepayment.

(9) This adjustment represents the estimated income tax effect of the proforma adjustments calculated using the historical statutory rates in effect for the period presented.